EXHIBIT 99.1

Fifth Street Senior Floating Rate Corp. Declares Dividends of $0.21 Per Share through December 31, 2013 and Announces Estimated NAV

WHITE PLAINS, N.Y., Oct. 10, 2013 (GLOBE NEWSWIRE) -- Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) ("FSFR") today announced that its Board of Directors declared dividends totaling $0.21 per share through December 31, 2013. The following table reflects the per share dividends which the Board of Directors declared on October 8, 2013:

Record Date	Payment Date	Amount
October 21, 2013	October 31, 2013	$0.01
December 16, 2013	January 31, 2014	$0.20

Our investment adviser, Fifth Street Management LLC, paid the sales load to the underwriters and expenses incurred by FSFR in connection with its IPO in July 2013. As of September 30, 2013, we estimate that Net Asset Value ("NAV") per share will be slightly above the IPO price of $15.00 per share. The final NAV per share is subject to the determination of FSFR's Board of Directors.

FSFR's dividend reinvestment plan ("DRIP") provides for reinvestment of dividends, unless stockholders elect to receive cash. As a result, if FSFR's Board of Directors declares a cash dividend, FSFR's stockholders who have not "opted out" of FSFR's DRIP will have their cash dividends automatically reinvested in additional shares of FSFR common stock, rather than receiving cash dividends. FSFR provides a 5% discount on newly-issued shares purchased through the DRIP (provided that shares are not issued at less than NAV per share). If you are a FSFR stockholder and your shares of FSFR common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to small and mid-sized companies, primarily in connection with investments by private equity sponsors. The company's investment objective is to maximize its portfolio's total return by generating current income from its debt investments while seeking to preserve its capital.  FSFR has elected to be regulated as a business development company and is externally managed by Fifth Street Management LLC, an SEC-registered investment adviser and leading alternative asset manager with over $3 billion in assets under management.  With a track record of more than 15 years and offices across the country, Fifth Street's nationally recognized platform has the ability to hold loans up to $150 million, commit up to $250 million and structure and syndicate transactions up to $500 million.  Fifth Street's website can be found at fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as "believes," "estimates," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company's filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Contact:
Dean Choksi, Senior Vice President of Finance & Head of Investor Relations
(914) 286-6855
dchoksi@fifthstreetfinance.com

Media Contact:
Nick Rust
Prosek Partners
(212) 279-3115 ext. 252
pro-fifthstreet@prosek.com